Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-126811
June 8, 2007

Performance Securities with Partial Protection Linked to a Global Index Basket Barclays Bank Plc. Securities linked to a Global Index Basket due June 30, 2010